Exhibit 99.1

SCWorx Corp., Business Update Call

April 15, 2020

11:00 AM Eastern Time

Speaker Dial In: 888-222-5806

Participants:

Marc Schessel, CEO & Chairman

Scott Gordon, President, CORE IR

Operator

Ladies and gentlemen, thank you for standing by. Good morning and welcome to the SCWorx Corp., corporate update conference call. At this time, all participants are in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0”.

Participants of this call are advised that the audio of this conference call is being broadcast live over the internet and is also being recorded for playback purposes. A webcast replay of the call will be available approximately one hour after the end of the call through July 15, 2020. In addition, the company will file the transcript of this call with the Securities and Exchange Commission in a current report on Form 8-K on or before April 20, 2020.

I would now like to turn the call over to Scott Gordon of COREIR, the Company’s investor relations firm. Please go ahead, sir.

Speaker: Scott Gordon

Good morning and thank you for participating in today's conference call. Joining me from SCWorx’s leadership team is:

•	Marc Schessel, Chief Executive Officer and Chairman

During the course of this conference call, SCWorx will be making forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. For example, SCWorx is using forward-looking statements when it discusses its future products and plans, its belief regarding the need and use of its products by hospital systems and providers, that its Ultraverse Platform is immune to changes in the healthcare system and is immune to a downturn in the economy, that it continues to sign long-term, recurring revenue agreements with healthcare companies, that it sees shareholder value creation as a founding tenet and expects to deliver it over the long term and its belief that its future path is clear and its prospects are bright and plentiful. All statements, other than statements of historical facts, regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. The words “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions are used to identify forward looking statements. You should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, securing future contracts and containing costs, sourcing PPE products, The adverse effects of the Covid-19 pandemic on its customers, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet its business objectives and operational requirements and other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by SCWorx, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the company’s ability to control or predict. SCWorx undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after today’s conference call or to reflect the occurrence of unanticipated events and does not intend to do so.

It is now my pleasure to introduce Marc Schessel, CEO and Chairman of SCWorx. Marc, please go ahead:

Speaker: Marc Schessel

Thank you, Scott, and good morning everyone. Welcome to our corporate update call.

“I initiated this conference call in order to explain in more detail the business strategy for SCWorx as the healthcare industry and entire world feel the effects of the Covid-19 Virus on supply chain and delivery of PPE. I have spent my entire career in supply chain, healthcare logistics, and developing software strategies to streamline archaic processes in healthcare data. I began my career in the marines in supply chain and quickly became aware of the inefficiencies. This along with 25 years as a supply chain executive and an entrepreneur have prepared me for the issues we are dealing with today because of the Covid Virus.

I will explain in more detail throughout this call how SCWorx, its employees, our large data array, analytic tools, and healthcare clients have driven us to create a new business focus in the area of procurement of PPE and other healthcare related products and services.  The Covid -19 pandemic quickly showed its effects on our clients over two months ago. It was at that point we decided to pivot and utilize our strengths to help our clients and differentiate our business model.

To fully understand who we are today, it’s important that you understand where we came from.

In the late 1990’s and early 2000’s acute care hospitals went through a major change – they started aggregating together into large chains called Integrated Delivery Networks or IDN’s. By the mid 2000’s these hospital chains created a new brand – the Super IDN – which were acute care chains of 50 or more hospitals with aggregated purchasing volumes, each of greater than a billion dollars a year. While these hospital systems were getting significantly larger, they had not “optimized” their size and power in the marketplace. This was evident in the fact that they still relied on the same contracting vehicles as they did when they were small single hospitals – where in order to get a good price they relied on a middleman to aggregate volumes, to do their negotiations. Each hospital had its own billing system, chart of accounts and materials management department; they could not integrate departments and functions.

I formed what is now SCWORX because I believed that from a business perspective all these hospitals had to be under achieving and the core reason for that – the reason they could not take advantage of their size was that though they had aggregated – they hadn’t “integrated” – and at their core – what blocked them was that each hospital had created its own language which only they understood. So, it didn’t matter how large they grew. Unless the issue around the foundational data was repaired, they would never be anything more than a bunch of hospitals that shared doctors and a bottom line.

I have always maintained that the hospital marketplace and supply channels had to be disrupted if healthcare was ever going to get fully optimized as a business. Due to their size, these hospitals should be contracting directly with manufacturers, ordering containers of product, negotiating cost based on volume, net discounts and leveraging their physicians. However, in a static marketplace where manufacturers are disenfranchised from their customers by contracting vehicles, the likes of national GPO’s and multi-billion dollar distributors like Cardinal, McKesson and Medline – creating change can be painstakingly slow.

I positioned the company to be ready for the day we could disrupt this market. We created a new language for healthcare with our transmutational business logic or TBL, that allows hospitals to instantly collaborate with each other. We built the Ultraverse platform that automates their data so they could leverage and connect their spend data to their utilization. Ultimately building the largest catalog in the healthcare industry with more than 13 million items sourced from manufacturers on a global scale, fully cross referenced to all vendors and manufacturers containing functional equivalents, categorization and simplified lookups, financial and clinical attributes – we called this massive database that connects buyers to each other and then all of them to the global sellers the Large Data Array or LDA.

We not only grew our database and services, we grew our customer base. Today more than 1,500 facilities use our systems on a daily basis.

We tested our approach – hospitals would contact us during times of stress on their supply chains – such as during SARS, H1N1 and a few years ago with Ebola – where many critical products were unavailable through traditional distribution. During those times we were able to source products for huge systems like Northwell and Maimonides, Geisinger and Valley Health System. We were able to find products and get them to hospitals when no one else could.

Today, and as everyone is aware, the coronavirus pandemic has exposed serious weaknesses in our healthcare system, specifically, in two key aspects. The first is the lack of availability of critical supplies of personal protective equipment, or PPE, which has been of primary concern on the front lines as our heroic healthcare professionals struggle to keep themselves safe in the face of providing care for those who are infected. In the current pandemic, many hospitals are overwhelmed by the sheer number of seriously ill patients flooding into their emergency rooms and are suffering from a lack of sufficient stocks of all kinds of supplies. The second area in which we have seen significant need is in ensuring that there is adequate supply of FDA-authorized accurate point of care diagnostic tests to determine who has been infected with the virus and who may have been infected but is not yet symptomatic and hopefully never will be symptomatic. If we ever hope to be able to get on a subway in a major city, ride a bus, go to a show, eat in a restaurant, even just go to work – before a vaccine is created – we are going to have to know if we carry the antibodies necessary for our own protection and those that come in contact with.

As it turns out, SCWorx’s products and business solutions are ideally suited to this time of extraordinary need as demonstrated by recent developments.

So now let me discuss those recent developments where our products and services are being deftly brought to bear:

First, this past January we were again approached by our hospital customers to assist in replenishing rapidly dwindling supplies of PPE. At that time, Cardinal Health had implemented a significant recall on gowns and the hospitals were having issues receiving 3M’s N95 1860 disposable respirator masks. This caused hospital shortages just as their demand spiked to levels that were significantly larger than usual.

As the pandemic’s onerous global implications became more and more obvious, we announced on March 20 the formation of a wholly owned subsidiary, DirectWorx, to utilize our technology and services to help healthcare providers gain access to critical equipment to aid in their fight against the COVID-19 pandemic. This assistance was requested by many of our hospital and healthcare clients, because we have all the necessary healthcare products in our large data array, and news of our past success with H1N1 and Ebola, events that required special sourcing for PPE, was well known to our clients. As CEO, I am proud of our team’s ability to react quickly and provide added benefits to our clients. Since the founding of DirectWorx in mid-March, we have and continue to be working with hospitals, states and non-profits in the sourcing and delivery of these incredibly hard to find items.

Just a week after forming DirectWorx, we announced an agreement with an existing large hospital customer to supply one million surgical masks to the customer.
The issue of medical supply shortages goes well past N95 masks, though N95’s have become the poster child for the entire PPE debacle we are facing. The central challenge today is the total disintegration of the traditional supply chain for healthcare, brought on by an unexpected massive increase in global market demand and the fact that most of the items necessary to protect healthcare workers are manufactured overseas where our style of contracts and business practices are very different than theirs. In short, the business environment overseas is as foreign to us as the countries themselves. In some instances, businesses move orders up and down on their priority list based on people being in the plant providing instant cash payoffs, or often have better relationships with the floor managers at these businesses. The marketplace is fraught with corruption, and certainly these practices are little understood by our hospital customers who previously relied on organizations such as Medline and Cardinal to negotiate the ins and outs of these product acquisitions for them.

Since we had the core spend data from more than two thirds of U.S. hospitals, we understood the magnitude of the problem.

Our first point of order was to work with our hospitals to create a vehicle whereby we could transact business at not only the speeds required to purchase products as if they were commodities like gold and oil but with scale required to purchase in the amounts that these sellers wanted to sell – which was often in quantities exceeding millions of units.

We formed a coalition of hospitals that front-loaded significant dollars into a third-party escrow account for just this purpose. Providing a relatively safe place for hospitals to aggregate dollars in order to leverage a safer and straightforward business transaction with potential sellers.

Using our data, we can predict demand and follow COVID-19 as it goes from place to place. In the first wave, hopefully starting immediately, we will use the hospitals’ substantive collaborative escrow funding to first fill critical stocks at front-line hospitals that are either in their COVID-19 apex or approaching their apex. Those hospitals are in New England, New York, Seattle, California and Massachusetts, Detroit, Chicago and several other areas. Most of these hospitals are within hours and no more than days away from stocking out, thus they are ill prepared for the influx of patients that are about to be absorbed by them. In these hospitals, issues are so acute that they have stalled implementing universal masking, as they simply don’t have the necessary masks, though they all know this would be the best and safest course.

Because a monumental task like this has rarely been attempted, initially, we have been working with the most critical hospitals, as we endeavor to coordinate the other agencies that will be necessary in order to normalize mask delivery, billing and collections activities. We would not normally attempt this without full coordination. However, we must act now, and we must act decisively as the hospitals are out of options, patients are coming or are already there, and people are in fact getting ill and dying due to lack of proper protection.

In short order, after identifying demand, we create the purchase orders and manage the collection of prepayments required by the sellers so that we can effect a secure financial transaction for these hospitals in an expedited manner.

Ultimately, a key part of the solution is greater involvement by the federal government. However that does not include federal agencies such as the Federal Emergency Management Agency, or FEMA, because they lack the data necessary to prescriptively identify the demands of the 3,500 hospitals, they are mired in administrative regulations and lack the personnel with true logistics understanding necessary to allow for the efficient and effective deliveries required today.

We therefore believe that the only effective and sustainable solution combines the vast funding resources of the federal government, coupled with the innovation and always adaptable problem-solving capabilities of the private sector.

On our own, we believe we can complete the entire mission of aggregating demand, getting hospitals to fund escrows and find the lifts necessary to deliver these goods to the hospitals using companies such as Global Transport or other commercial services.

However in order to simplify the transactions for hospitals and effect some type of normalization, rather than educate hospital by hospital and product by product, which at this point the healthcare facilities really don’t have time for, we are endeavoring to utilize our predictive data and hospital knowledge to help fill these critical demands and at the same time build the contingency inventory that will be necessary during the possible re-emergence of COVID-19 in the fall and winter of 2020.

Currently, many of our hospital customers, stocked out by the pandemic, have sought our help to source critically needed PPE. We have purchase commitments from prominent hospital in the eye of COVID-19, such as Partners healthcare in Boston, University of Vermont and Dartmouth, Mount Sinai in New York, Hackensack-Meridien in New Jersey, Trinity in Detroit, Johns Hopkins in Baltimore, Spectrum in Michigan and the largest healthcare systems in the country, including in Columbia HCA and Providence Health System throughout Washington and California. We also have Yale in Connecticut. Many of these organizations have already funded our third party escrow for purchasing. We are endeavoring to fill their critical needs as soon as possible.

But I also mentioned testing. On Monday of this week, we announced receipt of a committed purchase order from Rethink My Healthcare, a U.S.-based telemedicine healthcare network, for two million COVID-19 Rapid Testing Units, with provision for additional weekly orders of 2 million units for 23 weeks, valued at $35 million per week.  Under the terms of the purchase order, we will supply Rethink My Healthcare with Point of Care IgM/IgG Rapid Detection Kits that provide immunoglobulin qualitative detection of IGM and IGG antibodies that are specifically generated by the body in response to the SARS COVI-2 infection - a kit targeting the specific antigens on the surface of the virus and providing a simple yes or no result within several minutes. Prior to this purchase commitment, I had been contacted by a multitude of hospitals, government agencies such as FEMA and folks representing the Federal prisons. With such an incredible demand I asked the hospitals in my buying group – hospitals like Partners Healthcare in Boston and the University of Vermont (who by the way have been deputized to purchase supplies for the entire state of Vermont) to assist me in testing these new point of care test kits among other products, quickly passing the kits to their labs and rapidly responding as to their effectiveness – this allowed me a streamlined product approval platform unheard of in normal operating conditions. I spent weeks researching over 30 product different lines, distributors, intermediaries until I found an actual manufacturer that had a kit that appeared to me at least to have all the attributes I was looking for – which were a very high sensitivity rating to blood samples, had the proper FDA authorizations under the emergency authorization act, was not a Chinese or South Korean manufacturer, was well on its way towards getting full FDA clearance and had enough capacity on his line where I could purchase 25% of his capacity with options to grow that over time. We anticipate receiving the first 2 million rapid detection kits in about two weeks and thereafter 2 million tests per week – with the full understanding from Rethink My Healthcare, that due to the incredible demand for these kits, until such a time where we can get more capacity, we would be splitting up its contract so that critically effected areas – such as the Federal Prisons could access these important items, albeit not in the quantity they require – however enough so that they can commence a program focused at first on the inmates and employees that need them the most – agreements that we are currently working through terms and procedurals.

The hospitals are depending on us. They face death every day and the N95 mask issue has become something more than just a critical product to them; it has come to symbolize all that is wrong with our society, because it is every day people who are creating these obstacles and putting all sorts of service workers at risk.

Through a thoughtful program that provides the right product to those in critical need, we can certainly help hospitals mitigate the damage that has been caused by the Covid-19 pandemic.

As I noted, while there is a documented growing shortage of many types of PPE, our immediate focus is to quickly procure 3M’s N95 respirator masks for rapid supply to hospitals with the most urgent needs. Once the need for N95 masks is met, we intend to expand our product offerings to include isolation gowns, 3-ply procedure masks, face shields, infrared thermometers and more. We are endeavoring to provide a direct-to-market solution that will potentially restore the balance between supply and demand and unblock the vast amounts of inventory sitting in warehouses.

In summary, we are excited about our Company’s ability to help ameliorate the current PPE shortages by using our proprietary technologies and systems and working in close collaboration with government and private industry partners. We are working closely with numerous hospitals across the country to ensure that PPE is available to those hospitals in immediate need of assistance.

I would like to thank our customers and business partners for their tremendous support as well as our dedicated employees who are working 24/7 to quickly and efficiently unlock desperately needed supplies for hospitals nationwide. And I would like to thank our long-term investors who have never wavered in their support.

I wish to thank you for your time today in joining us on today’s call. I look forward to continuing to update you on our ongoing accomplishments through our announcements and filings. Most of all, I wish to thank our loyal shareholders for their continued support and to our amazing team, without whom none of this would be possible.

This concludes my prepared remarks and our call today. Participants may now disconnect.